EagleBankCorp.com 301.986.1800 MD | VA | DC About Eagle Bancorp, Inc. and EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 12 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace. For Immediate Release September 8, 2025 EagleBank Contact Eric Newell SEVP, Chief Financial Officer 301.986.1800 EagleBank Adds Two New Independent Members to Board of Directors Kris Pederson and Ted Wilm bring business acumen, banking board experience and financial expertise to EagleBank Eagle Bancorp, Inc., (the “Company”) (NASDAQ: EGBN), the Bethesda-based holding company for EagleBank, one of the largest community banks in the Washington D.C. area, today announced the appointments of Kris Pederson and Ted Wilm as independent members of its Board of Directors (the “Board”) and to the Board of Directors of Eagle Bancorp, Inc., its holding company, effective today. They will both serve as at-large directors until committee assignments are determined later this fall. Following their appointments, the Board will consist of 10 directors, 9 of whom will be independent. Over the course of Ms. Pederson’s career, she has managed businesses, global strategies, and P&Ls at EY, IBM, and PricewaterhouseCoopers (PwC). She holds board positions with SOBR Safe (NASDAQ: SOBR) as the Nomination and Governance Chair, the National Football League Alumni Association as Audit Chair, the National Association of Corporate Directors Colorado, and the NASDAQ Center for Board Governance. She also previously served on the Board of Great Western Bank on the Audit Committee and participated in the Bank’s Initial Public Offering, Windward Reports, and the Harvard Business School Alumni Board. “EagleBank has had a tremendous impact on accelerating economic progress in the DC region, and this will only continue to grow,” said Pederson. “I’m excited to be a part of this accomplished team and to build on that momentum and position EagleBank for long-term success.” Mr. Wilm enjoyed a 38-year career at PwC, serving many of the firm's largest asset management and financial services clients. He also served as the office managing partner of PwC's Irvine, California office and co-managed the firm's Southwest operations. Mr. Wilm was the audit committee chair of California Bancorp, and its operating subsidiary, California Bank of Commerce, until their merger with the Bank of Southern California in July 2024. He also holds leadership positions with the Corporate Directors Roundtable and the Forum for Corporate Directors in Orange County, California.

“I am looking forward to bringing my decades of experience in financial risk management and regulation to advancing strategic initiatives at EagleBank,” said Wilm. “Together, we’ll focus on building new opportunities, reinforcing the Bank’s strengths, and positioning EagleBank for long-term success.” “Kris and Ted each bring a wealth of experience to the table, and we are thrilled to welcome them into the EagleBank family,” said Susan Riel, CEO and Board Chair of EagleBank. “We are continuing to make meaningful progress on executing our strategic plan, and I’m confident that these industry veterans with strong vision for our future will be instrumental to our long-term success.”